EXHIBIT 10.1

May 24, 2012

Shawn McCormick

3016 137th Ave. NE

Ham Lake, MN 55304

Dear Shawn:

We are thrilled you are considering employment with Tornier! As we discussed, Tornier offers the unique opportunity for you to help us build a successful enterprise with a Team that is committed to our Customers, Employees, and Shareholders. On behalf of Tornier, I would like to extend the following job offer, which because of your position is subject to the approval of Tornier’s Board of Directors:

Position:	Chief Financial Officer

Reporting to:	Doug Kohrs, President & Chief Executive Officer

Proposed Start Date:	September 4, 2012

Compensation:	$29,166.66 monthly salary, less withholdings for Federal, FICA, and State taxes, paid semi-monthly in accordance with Tornier’s normal payroll procedures.

Performance Incentive:	You will be eligible to participate in the Tornier performance incentive program. While there is no guarantee, your participation in the plan has been structured so that your incentive target is 50% (pro-rated upon start date). Actual payout will depend upon achievement of established Tornier goals.

Equity:	According to the Tornier Equity Grant Guidelines, you will receive a one-time equity award grant valued at $875,000 (50/50 split between stock options and restricted stock units granted under the Tornier N.V. 2010 Incentive Plan). This equity award will be granted in accordance with the Company’s Grant Policy Under the Tornier N.V. 2010 Incentive Plan and Equity Grant Guidelines.

Sign on Bonus:	You will receive a lump sum of $75,000 payable on the payroll immediately following your start date. You will be required to pay the lump sum back in its entirety should you decide to leave Tornier prior to September 4, 2013.

As an employee, you will be eligible for the applicable Tornier, Inc. benefits including medical, dental, vision, long-term disability, short-term disability, life insurance, accidental death & dismemberment insurance, and participation in Tornier’s 401(k) plan and Employee Stock Purchase Plan. You will accrue vacation at a rate equal to five weeks per year. In addition, your employment agreement will contain the Company’s standard change of control protection applicable to its executive officers generally as well as a provision that accelerates the vesting of your equity awards should the Company undergo a change in its CEO and you are terminated within one-year after such change in CEO.

This offer of employment expires if not accepted within the next 10 calendar days. The following documents must be on file prior to your start date:

1.	Employment Application

2.	Employment Agreement

3.	Personal Data Form

4.	Acknowledgement Form for the following:

a.	Code of Business Conduct and Ethics

b.	Code of Conduct on Interaction with Health Care Professionals

c.	Whistleblower Policy

d.	Code of Conduct on Insider Trading and Confidentiality Policy

NOTE: You will not be able to start employment unless we receive the signed documents listed above.

As part of our new hire process, you will be asked to complete a Form I-9 in compliance with the Immigration Reform and Control Act. As part of this compliance, you must present us with documents on your first day of employment which identify you and indicate you are eligible to work in the United States.

We look forward to having you begin your employment with Tornier. However, we recognize that you retain the option, as does Tornier, of ending your employment with the company at any time, with or without notice and with or without cause. As such, your employment with Tornier is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Shawn, thank you for spending the time to ensure that Tornier is the right opportunity for you. I have no doubt Tornier will be a vehicle for growth, excitement, and success and that your contributions will be many and meaningful.

To formally accept this offer of employment, please sign and date below. You may email this to Tom Schwenke at tschwenke@tornier.com or you may fax it confidentially to Tom at 952-516-5331.

Kindest Regards,

Greg Morrison

Vice President of Global Human Resources

I accept this offer of employment and agree to the terms as set forth above.

/s/ Shawn McCormick	June 11, 2012
Signature	Date

Start Date: Sept. 4, 2012